OPTIMIZERX CORPORATION

Moderator: Doug Baker

August 15, 2014

12:00 p.m. ET

Operator:	Good morning, my name is (Stephanie) and I will be your conference operator today. At this time I would like to welcome everyone to the OptimizeRx Corporation Earnings Conference Call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question press the pound key.

Thank you. I would now like to turn the call over to Doug Baker, Chief Financial Officer. Please go ahead sir.

Doug Baker:	Thank you, (Stephanie). I’d also like to welcome everybody to the call and I’m going to start out by reading the Safe Harbor language.

This conference may contain certain forward-looking statements within the definition of Section 27A of the Securities Act of 1933 as amended in subsection 20(1) (e) of the Securities Act of 1934, amended. These forward-looking statements should not be used to make any investment decisions, the words potentially, estimate, possible, seeking and similar expressions identified forward-looking statements, which speak only as of the date the statement was made.

The company undertakes no obligation to publicly update or revise any forward-looking statements whether because of new information, future events or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.

Further events and natural results could differ materially from set forth and contemplated buy or underlying the forward-looking statements, the risks and uncertainties to which forward-looking statements are subject to include, but are not limited to the effective government regulation, competition and other material matters.

With that, I’m going to now turn the call over to our CEO, Dave Harrell.

Dave Harrell:	Good morning or afternoon to everybody and again, first let me apologize that we had to schedule this on particularly a Friday, it certainly wasn’t our intention or certainly moving forward it going to be standard protocol. But that we did have an important mission in Chicago with Allscripts as I referred to you this week and just got back late evening yesterday, so again I apologize.

So what we thought we do for this call is rather than follow our traditional framework for these calls in which we go over the specifics of the latest financials, I thought I just jump in and make some general comments and just speak to the nature of our business assuming most of you likely have at least looked at the primary financial information already. And then we certainly can take questions on that and Doug is well prepared for that.

So I guess in starting I just like to say although we are pleased that we did have an increase in sales of 50 plus percent over the same period last year. And certainly our eCoupon business has increased because of increased utilization. And, you know, we did generate a couple of hundred thousand dollars excluding non-cash. Frankly, we are somewhat disappointed with the sales and profits and for the first half of the year. Based on a couple of key factors out of control of our company that we wanted to speak to and make sure everybody has some further clarity on that.

And one of them is kind of a continuation of what we had talked about last quarter involving Allscripts. Most of you know Allscripts is a huge EMR e-prescribe platform and it’s our largest platform. And as we spoke in the first quarter that they did have a few issues. And I’m going to speak to those and exactly where they stand and what was the effect on our business.

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The first one was that they had rebounced some of their privacy issues and it did have an effect on our eCoupon business, which basically require them to not share quite the same information and it was minor in scope, but however it did stop the program for a period of time and again, that did have some effect as you look through the six months, particularly in the first quarter.

But as I mentioned to you that was the result and no longer remains an issue, but again I want to speak to that affect that did have through the first six months. But more importantly, we talked about to some of their technical issues involving the primary platform that we’ve been on. And basically it’s a technology issue that is hindering them from distributing about half of our coupons. And so, I’m going to speak to that a little bit further, but clearly that had a significant impact on our sales.

And then the third thing is the delay in turning on the pro platforms as we had expected in the second quarter to move doctors all into an opt-out versus an opt-in. And a little clarity on that, although they had intentions of rolling yourself they basically had some type of technical issue with the code when they were doing that. And that actually caused a lot of our pro although we only had about 10 percent of the pro users using it that actually stopped them from using it too.

So in essence the impact of that in a quantifiable way is, you know, from a rough standpoint we think that that had an impact of about 20 maybe as high as 25 percent to our business. So again, I wanted to speak to that. However, I do want to turn into a little bit more of a positive regarding those three issues and why we are out with Allscripts. Clearly, we’ve been working with them on a regular weekly basis and pushing them to satisfy all of these issues. And but we have actually spent two days with senior management and product management this week and walked away with some very, very solid commitments that all of these issues will be taken care of based on the fact that of us outlining it and showing the financial impact to our revenue share.

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And again, from the general manager heads up their whole life science down to the senior vice president of product development. We again we see some very credible commitments and I would like to share those with you. Number one, basically all of these issues will be resolved or the commitments to resolve those by September 14th through the 28th, it’s what the time period they are giving us. And so, not only will the issues with our primary platform be resolved with Allscripts, but again, this includes turning on hopefully all positions into the pro platform.

So in addition to restoring about a 20 percent book of business that unfortunately we did not have we anticipate with the pro doctors and that high utilization that this could have significant double digit sales percentage increases for us. So again, it’s been something that’s been challenging they are a multibillion dollar company. And unfortunately the process is taking quite some time. But as we sit here today, we feel very confident that it’s going to get the attention that it deserves and certainly have a positive impact in our sales moving forward, particularly, for fourth quarter.

The second thing that we wanted to speak to you too was that had an effect on our 2Q was the delay of the launch of Quest Diagnostics, which is, I think, each of you know that Quest Diagnostics is a very, very large player in this space. And unfortunately one of the releases that eCoupon was going to be in was delayed for about two months. Again, we are hoping that that revenue would be much more materialized in the second quarter. But the good news again is that they have launched SampleMD’s technology, and they are rolling it out by the end of this week to all of their physicians.

So it’s very exciting that we do have that going now and similar to the Allscripts increase of physicians this will have a significant impact in our sales moving forward. Certainly somewhat in the third quarter, but fully in fourth quarter as well based on the increase of number of physician prescribers we have. So, again, I wanted to point those two factors out and then speak to other opportunities as we move forward too. We are on track to launch another top five EHR partner and the stated time is mid November for that. And that gives us an opportunity to get an additional $50,000, so again, that looks to be on track and that will have a significant impact in the fourth quarter as well.

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Additionally, we are lining our efforts – aligning our efforts with other leading pharma partners that have come to us and said how can we help you get more health systems and more EHR ourselves. We have a lot of power in the market and we would love to go approach health systems that use epic center e-ClinicalWorks, who are we know looking for an alternative to drug samples. And so, we’ve commenced with a couple of key pharmas, including Lilly and we’ve also interacted with Pfizer and done some training with a couple of groups of accounts managers that have been designated to be top targets.

And this was already in the last two week generated some very strong key meetings and interest in moving forward. And what’s nice is that if you get a key health system, we hopefully can spring board that to either work centrally with these three large health systems directly or certainly once we get a (Natick) health system on board, you know, the code has been made and it becomes much easier to replicate.

In fact, although I can’t I don’t have approval to give the name, but the largest hospital system in the country has continued dialogue with us and we’re very excited and now it looks like we are going to do beta test of that. So very exciting, and very well in line with again our number one goals to grow our (InQpharm business) with an additional EHRs.

Additional elements that are of significant impact potentially to our business. One of the things that clearly is a barrier for EHR for health systems to utilize are eCoupon is the fact that they have to do some programming on their side. And based on meaningful used requirements and all of the IT needs of large health system or any EHR, EMR this has been kind of a varied entry, which will require them to spend about 80 to 120 hours of development time to interact with us.

Well what we have created is an embedded code that we could provide these EHRs or health systems that they could simply download and utilize, which in essence replicates the code that they used to have to build, so rather than, you know, a few weeks this could be as simple as three to four days. So this is the big push and our pharma clients, partners I should say, are really excited about this and introducing this option too. So our technology guys have done a great job and this is a very, very unique in proprietary system that we have to allow new platforms and new health systems to again turn their EHR into a patient support center that can provide eCoupons, patient education et cetera.

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A couple of other notes here too. We are working currently with one of the top three largest wholesale companies, healthcare companies to implement our (InQ) bond solution into initially their medication therapy management systems, which will operate thousands of pharmacies and hospitals, which is basically a system to determine outliers who are not filling their medications providing them with education and savings that similar to what we’ve delivered. Although we can’t announce this potential partnership yet, we are in the process of finalizing contracts, finalizing the integration process and we see this opportunity to be much bigger than just this initial platform as they do too.

We are also working with a top pharmacy retailer as well to explore new ways to deliver our coupons in a more automated fashion and have initiated a successful test that we hope we’ll be rolling out in the next two to three weeks live within all our EHRs to directly send the information rather to the pharmacists in the current format that rely (inaudible) who take the information and enter it. Our process would be to automatically embed that information right into their pharmacy system.

And the key thing here is that reduces the work flow, increases the utilization of the co-pay coupon and thus provides additional redemption and savings to the patient. So again, early stage, but very, very exciting and we’ve been working on this for six months with this major retailer and it’s also opened up new opportunities for us to explore additional ways that we can serve our coupons directly between us and hopefully this top three pharmacy retailer. Additionally, we are in very very productive discussions with the leading EHR hub and provide enormous additional pathways outside of the e-prescribing into HER, where our physician can determine if a patient is not filling their medications, you know what kind of tools can help them and certainly co-pay becomes a great essence.

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So again, the key point here is that clearly we are focusing on integrating our solution in the EHRs, but additionally there is other opportunities too as we seek to help our platform partners as well our pharmaceutical partners really reach these patients and provide them with the need and savings to support, to help them better adhere to their medications. And hopefully clearly improve treatment outcomes. And all of these ones are same systems using the same rule basis, just a matter of plugging and playing.

So clearly all of those have enormous potential, but again, these are very active discussions and they are one to certainly bring that up to you. A quick update to on VoucherDVM. We are in advanced discussions with two of the top four platforms that have a strong very strong interest in what we are doing, one of them we’re going to be going out and meeting for a all day meeting with the senior management to outline the technology the processes and business.

Again, we would like to see some type of beta in the fourth quarter and into the progressing there. Clearly it’s something that again utilizing the technology that exists, but in essence it allows instead of the co-pay savings obviously pet owners have 100 percent out of pocket cost. So we remain excited about that opportunity and look forward to keeping you updated on those discussions as we formalize agreements with them.

Terry Hamilton, I don’t believe has joined us yet and I for all the right reasons he is on a call with Genetech right now. But hopefully he may be available for part of the question and answers. But Terry is our Senior Vice President of sales, who works on the pharmaceutical accounts. But as noted in our 10-Q, we clearly are continuing to gain momentum with more pharmaceutical companies as well as expanding into other grants. And again as noted some of the expansion have occurred with additional Pfizer brands, Auxilium, Activase, Bausch & Lomb, Shire, additional programs and expansion with AstraZeneca.

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So again, clearly pharma is very, very excited about the same things that we are talking to you about that we can help them deliver better access and inherent to their medications to drive their business. Additionally, our relationship with WPP is growing stronger. They have agreed to do a complete branding and initiative for us and help us gain additional access in the market. So they have equivalated basically hundreds of hours to set aside to help build not only our brand, but our partnership in brand. We are also working on what’s been very interesting that collaboration is there’s a huge need for EHR e-prescribing training with their field forces.

And now since many of the pharmaceuticals reps are trying to figure out how can we leverage the fact that we’re integrating these solutions here. How can we present these to the doctors? How can we understand what’s happening and use those as a value proposition in addition to our standard efficacy and safety messages about our brands. And clearly the pharmaceutical companies those that have listened to what physicians want certainly want to leverage that and have their reps pull that through, so that they can be even more aware that the company is committed to working with SampleMD to make things easier for them and as well as their patients.

We’ve just signed up as well four new brands to do drug file integrations. That means that there is new brands that will be coming onboard that don’t even have the access to getting their products included in the data bases to basically allow doctors to search for their drug and even e-prescribe. So it’s an area that we’re going into stronger based on the needs of their pharma clients. And again, clearly the eCoupon business is our bread and butter and will continue to be. But these are potential to be lucrative in terms of our addition to these revenue sources.

In terms of marketing, again we talked about – we can’t under estimate how exciting it is that we’ve gone through the legal to get approval for account management to even mention optimize our access SampleMD two houses as a Lilly account executive for example. These are not small pass and they require a lot of high interest and approval from senior management. We’re looking at different things even we’re closer with pharma companies, licensing agreements, again lot of things that are looking at and how can we play a stronger role and helping you be successful on behalf of us.

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We’re speaking at our second annual posting, speaking and presenting and sponsoring the Second Annual ePrescribe/EHR Conference. And of course speaking in a Co-Pay Off-set Strategy Conference. We’re also commissioning a firm that specializes in developing white papers to outline the impact this is having both to patients EHR’s physicians and certainly the ROI and impact to pharmaceutical companies. So that we can clearly show the impact that we’ve been able to create to more brands.

And we’re clearly expanding our technology to do this. We’ve made huge strides in the six months, where we have fully launched our 2.0 system, which again basically means that we have infinite scale. It’s a clustered environment where no matter what our load is we can handle it from an infrastructure point as we can grow, whereas our previous platform had limitations.

Additionally, we signed an agreement with Oracle to which is coming to partner with us based on their excitement that they see to help us, improve our infrastructure in run-off Oracle, which is very, very exciting and again gives us even faster speed and allow us to do very customized online reporting and manages our database more effectively. So that when we move from hundreds of thousands of transactions to millions, it’s the right solution.

Lastly, we began to expand our board. We very pleased to include Gus Halas on the Board. And I’m sure if Gus is free. But Gus brings, I think he’s on the conference call and maybe with the question, Gus, you could come in and introduce yourself. But Gus has a tremendous amount of experience. As a CEO for Central Garden and Pet Corporation, which is leading pet retailer, he’s been on multiple Board of Directors. He’s been CEO of major companies. And has just a vast excellent array of experience. Specializing in growth, turnaround companies etc cetera. And we look forward to his active participation with our management team.

We’ve also brought on Dr. Jack Pinney. And Dr. Pinney is not only a professor at Michigan State University that runs and is involved in leadership with the Residency program there. He is a Medical Director and has worked extensively with leading pharmaceutical companies too. So, he brings a wealth of a knowledge from the user experience, the real world out there, academia sense. And he is a tremendous – will be a tremendous asset to our company. Thirdly, although we cannot officially announce as we have an Executive from WPP, Grey Healthcare that has agree to come onboard as well. And clearly they’re very excited now about the partnership, two advisors from a board member do so. We look forward to formalizing and speaking more on that one when that happens.

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So, again, you know, we feel like we’re certainly moving forward. We’re on track. We did have some hiccups clearly with one of our leading partners that we feel will be resolved. In fact the last two days has been really an opportunities to reiterate how important – what we’re doing is to Allscripts. And the fact that not only do they feel this solution is important to their providers in differentiating, but they clearly see the revenue opportunity that allows us to acquire once we complete the fixes for the current issues and then rollout the PRO.

So with that, I know I’ve thrown lot out there and I’m sure there are some questions. We’d happy to open this up.

Operator:	At this time if you’d like to ask a question please press star then the number one on your telephone keypad. Again that is star then the number one on your telephone keypad to ask a question. We’ll pause for just a moment.

Your first question comes from the line of Brian Murphy with Merriman Capital.

Brian Murphy:	Hi. Thanks for taking my questions. David, I just wanted to clarify one of the comments that you made in reference to the top-five provider that you had lined up, I guess for November. You mentioned there was an opportunity to get $50,000 there. Did you mean it was an opportunity to reach 50,000 doctors?

Dave Harrell:	Yes. Thank you for that clarification.

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Brian Murphy:	OK. Great. And so could you just remind again what kind of reach Allscripts has?

Dave Harrell:	So, Allscripts has complete reach. The last figures – they use interestingly upwards of 180,000 healthcare providers, but what we focus on is active ePrescribers, which has a total reach of I think around 78,000 doctors.

Brian Murphy:	OK.

Dave Harrell:	So, I mean, they are the second largest EHR in the country serves (follow only Biotech), which has nudged them out last year.

Brian Murphy:	Got it. And could you talk to us a little bit about how you guys are understanding end-user adoption. I mean, you guys are becoming embedded in the lot of these systems now and your reach is increasing, you know, substantially? Can you give us a sense for, you know, what percentage of the doctors you’re reaching are have adopted this stuff yet? And also once you embedded in these systems could you talk a little bit about maybe some of the levers you have to increase awareness and usage, you know, after you’ve actually been embedded in the workflow?

Dave Harrell:	So, if we’ve been embedded correctly, the beauty of our system is if they prescribe a drug it’s likely that it’s going to happen. So what it really comes down to is number of users of our system is the number of users that prescribe, the 60 or 70 drugs that we have. So, clearly as we continue to expand our reach from our number of brands now to the full 370 brands that have coupons. The user rate will go up dramatically. And of course there is podiatrist and, you know, surgeons and anesthesiologists that likely would never use us.

But clearly, again, we have about roughly speaking maybe a 35 percent reiterate now with the number of drugs that we have. But again, as we bring more specialty drugs and more brands again that will increase. So the adoption, if it’s correctly working, should happen automatically. The workflow is when they prescribe a drug and select it that’s when they electronically the EHR call us and we determine if that physician and patient is eligible for co-pay coupon. And we send in real-time back to them. It’s automatically printed and electronically sent to the pharmacy. Is that clarifies things, Brian?

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Brian Murphy:	Yes. That helps. Thanks. And Doug maybe one for you, it is typically, you know, some language in your filings about customer concentration I didn’t see any language of our customer concentration in the Q this quarter. Can you give us a sense for maybe how many 10 percent customers you had or anything would help?

Doug Baker:	Sure, that’s actually an annual requirement, which is why didn’t put in the Q. But I’d say we have three customers over 10 percent of revenue.

Brian Murphy:	OK. OK. So kind of maybe similar to what it was last quarter, I think you had the top three it was about 44 percent of sales, last quarter?

Dave Harrell:	And again those are the ones that we’ve expanded more towards enterprise wide agreements, which is what are model is for all of our 20 plus pharma companies.

Brian Murphy:	OK. All right. And I think, you know, when just talking about distributions, I think, you know, you guys said that on a sequential basis distributions were up about 30 percent. What was that year-over-year?

Dave Harrell:	Well, I think we compared we didn’t – I don’t know if look at it. We just compared second quarter to first quarter, so.

Brian Murphy:	OK. All right. I’ll hop back in the queue.

Dave Harrell:	Yes, thank you, Brian

Brian Murphy:	Thank you.

Operator:	Again if you would like to ask a question please press star then the number one on your telephone keypad.

Your next question comes from Gus Halas with Optimizer.

Dave Harrell:	Great, Gus, thanks for joining us.

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Gus Halas:	Glad to do it. I just wanted to mention a couple of things, that how excited I am in joining the Board and the potential that I see in the company. And what I’ve spoken and the discussions I’ve with Doug and Dave, I think the company is in good hands has tremendous potential. And where I can help is hopefully in my core confidence, which is primarily the turnaround growth for structuring companies. And I look forward to working with them. I look forward to working with the company. I think it’s an excellent product worked with health and wellness companies and with pharma companies as well in my past peripherally. And so I look forward to pitching in many where I can. But it’s a good organization and there is – with a lot of opportunities. Thank you.

Dave Harrell:	Thank you, Gus for those comments and we are very, very excited to Gus’s committee’s who wants to have, he is willing to have active participation and again with these enormous opportunities we can certainly use his expertise and guidance and welcome it. So thank you again.

Gus Halas:	All right.

Operator:	Your next question comes from the line of (Joseph Delahose), a Private Investor.

(Joseph Delahose):	Yes. Hi. Thanks for taking the call. You had mentioned or stated that the sequential distribution were up 30 percent from first quarter, but I noticed revenue increased was only about 10 percent. And I know that they’ll be, I guess, royalty payments kicked in probably in the second quarter somehow. But it still seems like there is some delta there if you will between the number or the sequential increase in distribution versus the revenue. And I just wondering if anything to add or explain that discrepancies?

Doug Baker:	In the first quarter there was a lot more drugs, so we get revenue from three sources; reporting which is small; distributions and then setup and launch a drug. So in the first quarter there were lots of drug launched where we got setup fee, where the drugs were then launched late in the quarter or even maybe in the second quarter. And so distributions kicked in, you know, and came up with the 30 percent increase, but we had less setup fees second quarter.

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Dave Harrell:	Right. So annually we usually get a lot of setup fees January with our programs.

(Joseph Delahose):	OK. All right. I thought in the first quarter conference call that there was a question regarding the sources of the revenue in the quarter and if they came from more settle fees and more distribution than I thought to comment or...

Dave Harrell:	Yes. I mean, it’s always a smaller percentage by far but

Doug Baker:	Yes. It was still more distribution in the first quarter but basically what it was setup fees was down in the third quarter..

(Joseph Delahose):	Yes. Yes, OK. And then is it – is would (LD royalty), would that show up in the – it would show up in the revenue share expense that is similar to open the operating expense line..

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Doug Baker:	Yes. It’s in the revenue share expense and that wouldn’t affect, you know, the revenue part of the question before. The revenue share line, it includes our, you know, our payments for all of our partners whether it’s LDM or Allscripts or DrFirst (inaudible)..

(Joseph Delahose):	OK. Because I know that’s interesting because I know it’s the – the (LD) payment those began in the second quarter, correct, not the first quarter?

Doug Baker:	I believe they – it was before my time and I think in March.

Dave Harrell:	Yes. Right, in early March.

Doug Baker:	We did start in the first quarter.

(Joseph Delahose):	OK. So this – OK, because then I noticed the revenue share expense as a percent of revenue was fairly stable from first quarter than the second around 62 percent or I guess 38 percent something like that. And I guess I would have thought to see a bigger impact from the (LD) revenue share or a royalty share if you will?.

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(Dave Harrell:	And remember, we’re netting that with our partners too, so..

(Joseph Delahose):	Yes. Yes. But the net revenue line that’s before the (LD) – of the (LD) percentage, correct? The (LD).

Dave Harrell:	But on the revenue share too, we’re sharing that percentage with our EHR partners too

(Joseph Delahose):	Right. Yes. I understand that, I guess, I just thought that the revenue line is irrespective of any (LD) royalty then if the (LD) royalty shows up on revenue share expense line item than I guess I would expected to see the revenue share expense to be higher in Q2 than it was in Q1, but that didn’t happened.

Doug Baker:	Yes. It looks kind of a whole mix of everything too, because it is different percentages like channel sometime, so.

(Joseph Delahose):	OK. All right. Would you expect the revenue share expense item to be fairly stable around 38 percent of (inaudible)?

Dave Harrell:	I think we’re probably – I think we’re forecasting about 40, 42 percent.

Doug Baker:	Yes. I think I might have even said in the Q that (we are excited to go up) slightly.

(Joseph Delahose):	Yes. That’s right, you did say that. OK. OK. Fair enough. Thanks guys..

Dave Harrell:	OK. Thank you.

Operator:	Your next question comes from the line of Harvey Poppel with Poptech LP.

Harvey Poppel:	Yes. Guys, certainly appreciate your optimism about the second half of the year. Some questions, from what you’re saying overall it sounds like with the problems that are being resolved this quarter, the new launches and so forth that you really backend loaded to the fourth quarters really where you start to see the true benefits of all of these events happening, is that a fair assessment?

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Dave Harrell:	Yes. I mean, we see third quarter continuing to be better than, you know, than it was last year and certainly better than second quarter here. But the reality is the fixes of the Allscripts and the expansions of the Allscripts platform won’t be done until end of September anyways to your point. And, you know, again that’s where we see. If everything sitting on all the stones that we anticipate it should be full bloom in the first quarter...

Harvey Poppel:	And just reflecting on what happened this past year in terms of seasonality, you had a relatively big fourth quarter in 2013 and then the revenues drop off, you know, fairly sharply in the first quarter of this year and now ramping back up again. To the extent that you have a big fourth quarter, is there any reason either seasonally or otherwise why as we start to look at 2015 that number would drop back down again?...

Dave Harrell:	Well, it does have some seasonal effect just the way pharma operate in terms of getting budget aligned, getting the new offers up, et cetera. So over time, next year we see that being a lot less, but to some extend it would happen, but it would be less of an effect as we get more and more brands and position. We’re becoming much more of a strategic source of working together to avoid any delays with any budgets delays with getting products setup et cetera. And I would say to a lesser extent, but it’s generally follow that curve.

Harvey Poppel:	OK. On LDM part of the arrangement that you reached with them in addition to their taking a revenue share was that you were going to be working with them on some other initiatives, maybe I missed it in your earlier comments, but what’s going to happen along on that front?...

Dave Harrell:	Yes. So that’s a great question. So we’re in the process of integrating with them, so that they can – we can serve our co-pay coupons and vouchers in their network. So, we’re anticipating that we’re going to start rolling out some programs in September, which will help our distribution hopefully too. But it could go into October. So that’s aggressively happening. We’ve got some brands that have approved the channel and we’re in the process of making that happen. So we’re doing a technology integration if you will with them.

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Harvey Poppel:	And can you put any numbers on when you talk about their network, you know, order of magnitude how many doctors additional this?...

Dave Harrell:	Well, again, there’s been discussion of 50,000 to 100,000 new doctors. So, the difficulty of what we have here and until we get these platforms up and running is you never know what utilization is until you’re a couple of months into it. And then from there it’s pretty standard assuming that the brands stay the same and as we grow. So any time, you know, we think it’s significant, which is very important why we did this deal. And it is advancing, but it’s hard to talk about the impact of any channel distinctively besides hey these are significant amounts of doctors.

So we know that they have a pretty good mix of primary care and cardiologists which are good. But until you see the full utilization happening, it’s tough to quantify what type of consistent revenue we’ll able to see. We think it can be very substantial.

Harvey Poppel:	OK. And along that front when you talk about 78,000 as being number of doctors that are potentially or materially participating with Allscripts. Is that a number – that’s after shaking out the ones that aren’t, I mean, that’s the number that your – you think are really going to be or have been active there? Is that right?...

Dave Harrell:	They have not been active in there. So, I mean if Allscripts turns on their Allscripts PRO.

Harvey Poppel:	Yes.

Dave Harrell:	Wholly, we’re getting 30,000 extra doctors, that’s why I getting a whole new EMR, a big EMR.

Harvey Poppel:	OK. But how it – relate that to the 78 number you threw out earlier, I’m trying to put this 78 k number into context?

Dave Harrell:	Yes. In our primary platform that we’ve had since initially there’s about 25,000 and there is about 35,000 in the PRO, which we hope most will be active in September. And then they have another platform that’s targeting to health systems more on an individually they sell the technology to them. And they’re introducing us to embed our solution to those as well. So, you know, my goal would be that we reach about 60,000 to 65,000 of those and then next year gets all the health systems additional health systems on board. And they want that too, because they get the revenue share.

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Harvey Poppel:	OK. And just again along that line trying to relate that to the reach on the Quest side, what is the reach there in terms of doctors?

Dave Harrell:	So, I think the Quest, again Harvey, I believe it was 28,000 roughly, happy to confirm that I don’t think I’m too far off. So, again as we roll that out it will be really good next call to quarter to monitor fourth quarter of them going or at least a few months in that couple of months and look at their utilization, which we think it’s going to exciting.

Harvey Poppel:	OK. Good. Thank you very much Dave.

Dave Harrell:	Sure.

Operator:	Again if you’d like to ask a question star then the number one.

Your next question comes from (Randy Regas), a Private Investor.

(Randy Regas):	Yes. Hello, gentlemen.

Dave Harrell:	Hi, (Randy), how are you.

(Randy Regas):	Good. So just a quick question, I was taking note that one of the directors had reduced his holdings rather dramatically over the last couple of months. It looks like (Brad Isradoff).

Dave Harrell:	Yes. He’s not a Director. He is a one of our leading investors.

(Randy Regas):	OK.

Dave Harrell:	Not sure, (Brad) or anybody has it. Do you have any color?

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Doug Baker:	I think I’d add to that is. He would be reinvested in the private placement and he ended up with over 10 percent ownership in the company, which subjected to reporting requirements and nobody like to do that. So I think one of his goals was to, you know, gradually and painlessly get under that 10 percent. And he did it in two black trade both of which I think were kind of new negotiating, new buyer, he didn’t go into the open market and you know....

Dave Harrell:	Well, (it’s still created in that).

Doug Baker:	Right, yes (inaudible).

Dave Harrell:	Yes.

(Randy Regas):	That’s helpful. And you referenced that so third quarter you probably see still coming in as a loss probably for the quarter, but show some profitability in the fourth quarter?

Dave Harrell:	You know – Doug say, yes, OK, but I’d like to see a small profit frankly. But I don’t know, Doug...

Doug Baker:	Well definitely, I’d say we’ll definitely would be more cash flow – our cash flow is going to improve in the third quarter.

(Dave Harrell:	OK

(Randy Regas):	Great. Thanks guys

Dave Harrell:	Sure. Thank you.

Operator:	Your next question comes from the line of Neal Goldman with Goldman Capital Management.

Doug Baker:	Hi, Neal

Neal Goldman:	How are you? Just – can you just review the legal issue, I see you had 400,000 costs in the second quarter and you just settle one of the case recently in August?

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Dave Harrell:	So we had 400,000 with LDM.

Neal Goldman:	OK

Dave Harrell:	That was first quarter. So it just...

Neal Goldman:	Has there any other cost associated in this quarter with this last settlement?

Dave Harrell:	No.

Neal Goldman:	So you only have the one remaining case at this point?

Dave Harrell:	Yes, which we feel is...

Doug Baker:	We don’t see it was in (inaudible) yes.

Neal Goldman:	Yes. When you are talking about loss, you’re talking about based on a reported GAAP number not, you know, the cash generation is what counts?

Doug Baker:	Yes, that was maybe I can state it artfully, that was the point I was going to make.

Neal Goldman:	Right. Now as cash flow is what counts and that comes – you know, because the stock-based comp is your biggest negative, right?

Doug Baker:	Right.

Dave Harrell:	Right.

Neal Goldman:	OK. All right. And the stock-based comp in this past quarter was how much?

Doug Baker:	You know, I don’t know the quarterly number.

Dave Harrell:	Hang on.

Doug Baker:	I had year-to-date, 654, but quarter was a smaller, it was less than 200,000.

Neal Goldman:	OK. And going forward what do you think that number will run?

Dave Harrell:	You know, less, I mean, what are you saying Doug?

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Doug Baker:	I would say, you know, as we get by the third quarter 100,000 or less like that.

Neal Goldman:	OK. So it won’t meaningful going forward and with the legal costs going away, OK, the key is the cash flow generation. OK, guys, thank you.

Dave Harrell:	No problem, Neal. Looks like we have one more question. Joe.

Operator:	Again, your next question comes from the line of (Joseph Delahose) a Private Investor

(Joseph Delahose):	Yes, hi. My question was sort of answered couple of calls ago, but maybe I could ask it in different way. I was trying to – or I was wondering you mentioned 78,000 of ePrescribing doctors on the Allscripts platform and you talked about a little about Quest. I guess, I was wondering if maybe you could compare how many ePrescribing docs you had on all of your platform or on the platform system wide, you know, at the end of the second quarter versus what you would see it at that end of the year given all the initiatives, all the additional systems coming on line. But it sounds like you don’t know how many doctors are actually ePrescribing doctors on any given new platform until you see usage, is that correct?

Dave Harrell:	Exactly. Now again, you know, concern we’re getting, you know, if we can – we’re looking at significant increase of active utilizers and we’re actually projecting as high as double a number of unique doctors using this from second quarter into fourth quarter at the end of fourth quarter. So we’re – it’s kind of a very aggressive statement, but looking at what we anticipate we’re hopefully going to achieve that, so.

(Joseph Delahose):	And that’s just (raw) doctors or you think ePrescribing doctors from...

Dave Harrell:	ePrescribing doctors utilizing the system, utilizing our co-pay coupons.

(Joseph Delahose):	OK. And I think I’ve ask this question few times in previous calls. Do you still see a million distributions per quarter like at least for Q4, obviously Q3 doesn’t like doable, but you can hit this thing before?

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Dave Harrell:	Yes, you know, again, when I do the math I look at the number of doctors, it seems like we can certainly achieve that. So, it’s certainly a goal for us, until we get utilization the tricky part of that again it’s hard to really look at what you anticipate, you know, is hopefully going to be an – utilization hopefully will be in line with what we’re anticipating. If it is I think we would come close to that.

(Joseph Delahose):	OK. And then obviously growth sequentially from there into 2015?

Dave Harrell:	Yes. I mean, again, not only is our network growing hopefully we’ll continue to garner more and more brands, more and more pharmaceutical companies and the utilization itself ePrescribing is increasing to. Again, you know, lot of doctors is strange, they sound still right one hand with the paper and one hand with the ePrescribe platform. So that’s continuing to go moving towards strictly the hand that ePrescribe, so I think that’s very favorable for us to.

(Joseph Delahose):	OK. Great. Thanks good luck gentlemen.

Dave Harrell:	Thank you. Appreciate it.

Operator:	Again. Go ahead sir.

Dave Harrell:	So it looks we have no more questions, but again we do very, very much appreciate all the interest in the company and support and again look forward to resolving the speed bumps, which I’m confident we have in terms of what we’ve experienced the first half of the year. And key goal and importance is to continue to grow our network and grow our promotion of more products.

So, thank you very much. Thanks for taking the time on this Friday in the middle of summer, though it doesn’t feel that way here in Michigan. And we hope everybody has a great weekend.

Operator:	Thank you. This concludes today’s conference. You may now disconnect.

END

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